UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 5, 2019

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

207.556.0300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	IDXX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 28, 2019, the Board of Directors (the “Board”) of IDEXX Laboratories, Inc. (the “Company”) appointed Jay Mazelsky as the Company’s Interim President and Chief Executive Officer, following a serious bicycling accident on June 27, 2019 involving Jonathan W. Ayers, Chairman, President and Chief Executive Officer of the Company, which resulted in Mr. Ayers sustaining a severe spinal cord injury. As the Interim President and Chief Executive Officer, Mr. Mazelsky has assumed Mr. Ayers’s management responsibilities while continuing to oversee the Company’s North American Companion Animal Group Commercial Organization and key elements of the Company’s innovation portfolio, including the global in-house diagnostics and Veterinary Software and Services businesses. Mr. Mazelsky is working closely with Brian McKeon, the Company’s Chief Financial Officer, who has assumed additional oversight responsibility for the Water and Livestock, Poultry and Dairy business segments, as well as the Companion Animal Group business in Latin America and the business of OPTI Medical Systems, Inc., while continuing to be responsible for the Company’s finance, corporate development and strategy, worldwide operations and investor relations functions.

In recognition of Mr. Mazelsky’s role as Interim President and Chief Executive Officer and the associated increase in his responsibilities, on August 5, 2019 (the “Grant Date”), the Compensation Committee of the Board approved the grant to Mr. Mazelsky of a special equity award having an aggregate Grant Date value of approximately $2,000,000, consisting of: (i) a stock option to purchase a specified number of shares of Common Stock, $0.10 par value, of the Company (the “Common Stock”) (rounded to avoid the issuance of fractional shares) determined using the Black-Scholes-Merton option pricing model and having a Grant Date value of $1,500,000; and (ii) a restricted stock unit award representing the right to receive a specified number of shares of Common Stock equal to the quotient (rounded to avoid the issuance of fractional shares) of $500,000, divided by the closing price of the Common Stock on the NASDAQ market on the Grant Date (the “Closing Price”).

In addition, in recognition of Mr. McKeon’s increased responsibilities, on the Grant Date, the Compensation Committee of the Board approved the grant to Mr. McKeon of a special equity award having an aggregate Grant Date value of approximately $1,000,000, consisting of: (i) a stock option to purchase a specified number of shares of Common Stock (rounded to avoid the issuance of fractional shares) determined using the Black-Scholes-Merton option pricing model and having a Grant Date value of $750,000; and (ii) a restricted stock unit award representing the right to receive a specified number of shares of Common Stock equal to the quotient (rounded to avoid the issuance of fractional shares) of $250,000, divided by the Closing Price.

The foregoing awards, which were granted under the Company’s 2018 Stock Incentive Plan, will vest ratably over five years, so long as the executive remains employed by the Company. Each of the stock option awards has an exercise price per share of the Closing Price and a ten-year term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: August 5, 2019	By:	/s/ Sharon E. Underberg
Sharon E. Underberg
Corporate Vice President, General Counsel and Secretary